Exhibit 10.5

JPMorgan Chase Bank, National Association

P.O. Box 161

60 Victoria Embankment

London EC4Y 0JP

England

July 28, 2011

To:	Chart Industries, Inc.
One Infinity Corporate Centre Drive
Garfield Hts., OH 44125
	Attention:	Michael F. Biehl, Executive Vice President, Chief Financial Officer and Treasurer
	Telephone No.:	(440) 544-1244
	Facsimile No.:	(888) 867-1053

Re:	Base Capped Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the capped call option transaction entered into between JPMorgan Chase Bank, National Association, London Branch (“Dealer”) and Chart Industries, Inc. (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Prospectus dated July 28, 2011, as supplemented by the Prospectus Supplement dated July 28, 2011 (as so supplemented, the “Prospectus”) relating to the 2.00% Convertible Senior Subordinated Notes due 2018 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 250,000,000 (as increased by up to an aggregate principal amount of USD 37,500,000 if and to the extent that the Underwriters (as defined herein) exercise their option to purchase additional Convertible Notes pursuant to the Underwriting Agreement (as defined herein)) pursuant to an Indenture to be dated August 3, 2011 (the “Base Indenture”), as supplemented by a Supplemental Indenture thereto to be dated August 3, 2011 (the “Supplemental Indenture”), between Counterparty and Wells Fargo Bank, National Association, as trustee (the Base Indenture as so supplemented, the “Indenture”). In the event of any inconsistency between the terms defined in the Prospectus, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein, in each case, will conform to the descriptions thereof in the Prospectus. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Prospectus, the descriptions thereof in the Prospectus will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. Subject to the foregoing, references to the Base Indenture or the Supplemental Indenture herein are references to each of the Base Indenture or the Supplemental Indenture, as the case may be, as in effect on the date of its execution, and if either the Base Indenture or the Supplemental Indenture is amended following such date, any such amendment (other than any amendment pursuant to Section 8.01(b) of the Supplemental Indenture that, as determined by the Calculation Agent, conforms the Supplemental Indenture to the description of the Convertible

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746

Registered Branch Office 125 London Wall, London EC2Y 5AJ

Authorised and regulated by the Financial Services Authority

Notes in the preliminary Prospectus Supplement, as supplemented by the issuer free writing prospectus related to the offering of the Convertible Notes) will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	July 28, 2011

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Exchange symbol “GTLS”).

Number of Options:	250,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	A percentage equal to the product of the Capped Call Hedge Percentage (expressed as a fraction) and 65.00%

Capped Call Hedge Percentage:	7.00%

Option Entitlement:	A number equal to the product of the Applicable Percentage and 14.4865.

Strike Price:	USD 69.0300

Cap Price:	USD 84.9600

Premium:	USD 961,188.00

Premium Payment Date:	August 3, 2011

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 4.06(b) and Section 4.07 of the Supplemental Indenture.

Procedures for Exercise.

Conversion Date:	With respect to any conversion of a Convertible Note, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 4.02(b) of the Supplemental Indenture; provided that in no event shall a Conversion Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any Convertible Note surrendered for conversion in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of conversion of such Convertible Note pursuant to Section 4.04 of the Supplemental Indenture and such designation is accepted by such financial institution, except to the extent that (i) such financial institution fails to pay or deliver, as the case may be, any consideration due upon conversion of such Convertible Note, or (ii) such Convertible Note is subsequently resubmitted to Counterparty for conversion in accordance with the terms of the Indenture.

Free Convertibility Date:	May 1, 2018

Expiration Time:	The Valuation Time

Expiration Date:	August 1, 2018, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date, a number of Options equal to the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options on any Conversion Date, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the scheduled first day of the Settlement Averaging Period for such Options (the “Notice Deadline”) of (i) the aggregate principal amount of Convertible Notes as to which such Conversion Date has occurred (including, if applicable, whether all or any portion of such Convertible Notes are Convertible Notes as to which additional Shares would be added to the Conversion Rate (as defined in the Indenture) pursuant to Section 4.07 of the Supplemental Indenture (the “Make-Whole Convertible Notes”)), (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date, (iii) the Relevant Settlement Method for such Options, and (iv) if applicable, the percentage of each Share otherwise issuable upon conversion in excess of the principal portion of the Convertible Notes being converted that Counterparty has elected to pay in cash pursuant to Section 4.03(a)(1) of the Supplemental Indenture (the “Cash Percentage”), and such notice shall also include the information (including with respect to the Cash Percentage) and acknowledgements required pursuant to “Settlement Method Election Conditions” below; provided that if no Cash Percentage is specified in any Notice of Exercise, such Notice of Exercise shall nonetheless be valid and the Cash Percentage shall be deemed, for purposes of determining Dealer’s delivery obligation hereunder, to be 0%; provided further that, notwithstanding the foregoing, for any Options relating to Convertible Notes with a Conversion Date occurring prior to the Free Convertibility Date, such notice and the related automatic exercise of such Options shall be effective if given after the relevant Notice Deadline but prior to (x) in the case of any Options relating to Convertible Notes surrendered for conversion in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of conversion pursuant to Section 4.04 of the Supplemental Indenture and such designation is accepted by such financial institution, 5:00 p.m. (New York City time) on the 50th Scheduled Valid Day following the Notice Deadline (provided that such notice pursuant to this clause (x) must be given promptly following the time Counterparty first knows, or reasonably should know, of the occurrence of the event or condition with respect to such financial institution that would give rise to Counterparty’s obligation to deliver the relevant conversion consideration for such Convertible Notes pursuant to Section 4.04(c) of the Supplemental Indenture ) and in respect of any Options in respect of which such notice is delivered after the relevant Notice Deadline pursuant to this clause (x), the “Settlement Averaging Period” shall be deemed to be the 40 consecutive Valid Days beginning on, and including, the third Valid Day immediately following the date Dealer receives the related Notice of Exercise, or (y) otherwise, 5:00 p.m. (New York City time) on the fifth Scheduled Valid Day following the Notice Deadline and, in respect of any Options in respect of which such notice is delivered after the relevant Notice Deadline pursuant to this clause (y), the Calculation Agent shall have the right to adjust the number of Shares and/or amount of cash deliverable by Dealer with respect to such Options in a commercially reasonable manner as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice on or prior to the Notice Deadline; provided, further, that in respect of any Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, (A) such notice may be given at any time before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date and need only specify the information required in clause (i) above, and (B) if the Relevant Settlement Method for such Options is not Net Share Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on the Free Convertibility Date specifying the information required in clauses (iii) and (iv) above, as well as the information (including with respect to the Cash Percentage) and acknowledgements required pursuant to “Settlement Method Election Conditions” below.

Valuation Time:	The close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares, for more than a one half-hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in the Shares or in any options, contracts or futures contracts relating to the Shares.”

Settlement Terms.

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if the Settlement Method Election Conditions have been satisfied and Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option.

Relevant Settlement Method:	In respect of any Option, subject to the Settlement Method Election Conditions:

(i) if Counterparty has not specified a Cash Percentage or has specified a Cash Percentage of 0% pursuant to Section 4.03(a)(1) of the Supplemental Indenture for purposes of settling its conversion obligations in respect of the related Convertible Note, then, in either case, the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii) if Counterparty has specified a Cash Percentage pursuant to Section 4.03(a)(1) of the Supplemental Indenture of between 0% and 100%, exclusive, for purposes of settling its conversion obligations in respect of the related Convertible Note, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii) if Counterparty has specified a Cash Percentage pursuant to Section 4.03(a)(1) of the Supplemental Indenture of 100% for purposes of settling its conversion obligations in respect of the related Convertible Note, then the Relevant Settlement Method for such Option shall be Cash Settlement.

Settlement Method Election Conditions:	For any Relevant Settlement Method other than Net Share Settlement, such Relevant Settlement Method shall apply to an Option only if the Notice of Exercise or Notice of Final Settlement Method for such Option, as applicable, contains:

(i)       an acknowledgment by Counterparty of its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, in respect of any election of a Cash

Percentage settlement method with respect to the Convertible Notes;

(ii)      an acknowledgment by Counterparty that (A) any transaction by Dealer following Counterparty’s election of the settlement method for the related Convertible Note and such Relevant Settlement Method shall be made at Dealer’s sole discretion and for Dealer’s own account and (B) Counterparty does not have, and shall not attempt to exercise, any influence over how, when, whether or at what price to effect such transactions, including, without limitation, the price paid or received per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately; and

(iii) a specified Cash Percentage that is an integral percentage between 0% and 100%, inclusive.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the Relevant Price on such Valid Day, divided by (iii) the number of Valid Days in the Settlement Averaging Period; provided that, for any Option exercised or deemed exercised hereunder on a Conversion Date occurring on or after the Free Convertibility Date, in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Share Settlement Share Amount valued at the Relevant Price for the last Valid Day of the applicable Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay and, if applicable, deliver to Counterparty, on the relevant Settlement Date for each such Option:

(i)       an amount in cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of an amount for such Valid Day (the “Daily Combination Settlement Cash Amount”) equal to (A) the product of (i) the Daily Option

Value for such Valid Day and (ii) the Cash Percentage, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii)      a number of Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) the product of (i) the Daily Option Value for such Valid Day and (ii) 100% minus the Cash Percentage, divided by (B) the Relevant Price on such Valid Day, divided by (C) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that, for any Option exercised or deemed exercised hereunder on a Conversion Date occurring on or after the Free Convertibility Date, in no event shall the sum of (x) the Combination Settlement Cash Amount for such Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that, for any Option exercised or deemed exercised hereunder on a Conversion Date occurring on or after the Free Convertibility Date, in no event shall the Cash Settlement Amount for such Option exceed the Applicable Limit for such Option

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii)(A) the amount by which the Cap Price exceeds the Strike Price, if the Relevant Price on such Valid Day is equal to or greater than the Cap Price, (B) the amount by which such Relevant Price exceeds the Strike Price, if such Relevant Price is greater than the Strike Price but less than the Cap Price or (C) zero, if such Relevant Price is less than or equal to the Strike Price. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash delivered to the Holder of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the Holder of the related Convertible Note upon conversion of such Convertible Note, in each case, pursuant to the terms of the Indenture, multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page GTLS <equity> (or its equivalent successor if such page is not available).

Valid Day:	A Scheduled Valid Day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then traded. If the Shares are not so listed or traded, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day on which the Exchange or, if the Shares not then listed on the Exchange, the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, the principal other market on which the Shares are then traded, is scheduled to be open for trading for its regular trading session. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page GTLS <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent using a volume-weighted average method). The Relevant Price will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option and regardless of the Settlement Method applicable to such Option:

(i)       if the related Conversion Date occurs prior to the Free Convertibility Date, the 40 consecutive Valid Day period beginning on, and including, the third Valid Day immediately following such Conversion Date; or

(ii)      if the related Conversion Date occurs during the period beginning on, and including, the Free Convertibility Date, and ending at 5:00 p.m., New York City time, on the second Scheduled Valid Day immediately prior to the Expiration Date, the 40 consecutive Valid Days beginning on, and including, the 42nd Scheduled Valid Day prior to the Expiration Date or, if such day is not a Valid Day, the immediately following Valid Day;

provided that, (i) if Counterparty (or, if applicable, its subsidiary) announces or engages in a transaction or event that would constitute a “Spin-Off” as defined in Section 4.05(c) of the Supplemental Indenture or could constitute a tender offer or exchange offer for the Shares within the meaning of Section 4.05(e) of the Supplemental Indenture, Counterparty shall notify Dealer of such Spin-Off (including the anticipated “Ex-Dividend Date” and “effective date” (each as defined in the Supplemental Indenture) therefor) or such tender offer or exchange offer (including the anticipated “Offer Expiration Date” (as defined in the Supplemental Indenture) therefor), as the case may be, and (ii) the Settlement Averaging Period shall be suspended and resumed to the extent the Calculation Agent determines, based on such notice, that an analogous suspension and resumption of the “Observation Period” (as defined in the Supplemental Indenture) would be made pursuant to such Section 4.05(c) with respect to such Spin-Off or such Section 4.05(e) with respect to such tender offer or exchange offer.

Settlement Date:	For any Option, the third Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable.

Representation and Agreement:	Notwithstanding anything to the contrary in Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

3.	Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment to the Conversion Rate (as defined in the Indenture) of the Convertible Notes.

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event:

(i) the Calculation Agent shall make (A) a corresponding adjustment to the Strike Price and the Option Entitlement to the extent an analogous adjustment would be made pursuant to the Indenture in connection with such Potential Adjustment Event, and (B) a proportionate adjustment to the Cap Price to the extent any adjustment is made to the Strike Price pursuant to clause (A) above; and

(ii) the Calculation Agent may, in its commercially reasonable discretion but without duplication of any adjustment pursuant to clause (i) above, make any further adjustment consistent with the Calculation Agent Adjustment set forth in Section 11.2(c) of the Equity Definitions (as modified pursuant to this Confirmation) to the Cap Price to preserve the fair value of the Options to

Dealer, after taking into account such Potential Adjustment Event;

provided that in no event shall the Cap Price be less than the Strike Price;

provided, further that, the Calculation Agent (x) shall make a corresponding adjustment to the settlement terms of the Options (but without duplication of any adjustment pursuant to clause (i) above) to the extent an analogous adjustment would be made pursuant to Section 4.05(f) of the Supplemental Indenture, and (y) may, in its commercially reasonable discretion, make any further adjustment consistent with the Calculation Agent Adjustment set forth in Section 11.2(c) of the Equity Definitions (as modified pursuant to this Confirmation) to the settlement terms of the Options to preserve the fair value of the Options to Dealer, taking into account the transaction or event giving rise to the adjustment pursuant to such Section 4.05(f).

Dilution Adjustment Provisions:	Section 4.05(a), (b), (c), (d) and (e) and Section 4.06(a) of the Supplemental Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Merger Event” in Section 4.08 of the Supplemental Indenture.

Tender Offers:	Applicable; provided that Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “25%”.

Consequence of Merger Events/ Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or Tender Offer:

(i) in the case of a Merger Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to the nature of the Shares to the extent an analogous adjustment would be made pursuant to the Indenture in connection with such Merger Event; provided, however, that no adjustment shall be in respect of any adjustment to the Conversion Rate pursuant to any Excluded Provision; and

(ii) the Calculation Agent may, in its commercially reasonable discretion, make any further adjustment to the Cap Price consistent with the Modified Calculation Agent

Adjustment set forth in Section 12.2(e) or 12.3(d) of the Equity Definitions, as applicable;

provided that in no event shall the Cap Price be less than the Strike Price;

provided further that if, with respect to a Merger Event, (i) the consideration for the Shares includes shares or depositary receipts with respect to shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia, and the Calculation Agent determines, in its sole discretion, that (A)(x) treating such shares or depositary receipts as “Reference Property” (as such term is defined in the Indenture) or (y) Cancellation and Payment not applying to the Transaction with respect to such Merger Event, in either case of clause (x) or clause (y), will have a material adverse effect on Dealer’s rights or obligations in respect of the Transaction, on its Hedging Activities in respect of the Transaction or on the costs (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position) of engaging in any of the foregoing, and (B) Dealer cannot promptly avoid the occurrence of each such material adverse effect by (I) transferring or assigning its rights and obligations under this Confirmation and the Agreement pursuant to Section 9(e)(ii) to an affiliate of Dealer or (II) amending the terms of this Confirmation (whether because amendments would not avoid such occurrence or because Counterparty fails to agree promptly to such amendments) or (ii) the Counterparty to the Transaction following such Merger Event will not be either (A) the Issuer or (B) a wholly-owned subsidiary of the Issuer whose obligations under the Transaction are fully and unconditionally guaranteed by the Issuer, then Cancellation and Payment (Calculation Agent Determination) shall apply.

Announcement Event:	If an Announcement Date occurs in respect of a Merger Event or Tender Offer (such occurrence, an “Announcement Event”), then on the earliest to occur of the Expiration Date, the date occurring a commercially reasonable period of time after the relevant Announcement Cessation Date, an Early Termination Date or other date of cancellation (the “Announcement Event Adjustment Date”) in respect of each Option, the Calculation Agent will determine the cumulative economic effect on such Option of the Announcement Event and the Announcement Cessation Date, if any (without duplication in respect of any other adjustment or cancellation valuation made pursuant to the Equity Definitions, regardless of whether the Announcement Event actually results in a Merger Event or Tender Offer, and taking into account such factors as the Calculation Agent shall determine, including, without limitation, changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction whether prior to or after the Announcement Event or for any period of time, including, without limitation, the period from the Announcement Event to the relevant Announcement Event Adjustment Date); provided, however, that in determining such economic effect the Calculation Agent shall take into account Dealer’s Hedge Positions. If the Calculation Agent determines that such cumulative economic effect on any Option is material, then on the Announcement Event Adjustment Date for such Option, the Calculation Agent shall make such adjustment to the Cap Price as the Calculation Agent determines appropriate to account for such cumulative economic effect, which adjustment shall be effective immediately prior to the Announcement Event Adjustment Date.

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any bona fide” in the second and fourth lines thereof, (ii) inserting the words “by the Issuer, any potential counterparty to such Merger Event or any of their agents or affiliates” after the word “announcement” in the second line thereof, (iii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iv) inserting the words “by the Issuer, any potential offeror in respect of such Tender Offer or any of their agents or affiliates” after the word “announcement” in the second and the fourth lines thereof, and (v) replacing the words “voting shares” with the word “Shares” in the fifth line thereof.

Announcement Cessation Date:	In respect of an Announcement Event, (i) in the case of an Announcement Event relating to an intention to engage in a transaction that, if completed, would lead to a Merger Event, the date of the first public announcement by the Issuer, any potential counterparty to such transaction or any of their agents or affiliates of its withdrawal from, or the discontinuation of, such transaction, or (ii) in the case of an Announcement Event relating to an intention to purchase or otherwise obtain Shares that, if completed, would lead to a Tender Offer, the date of the first public announcement by the Issuer, any potential offeror in respect of such Tender Offer or any of their agents or affiliates of its withdrawal from, or the discontinuation of, such purchase or other acquisition of Shares. If any such announcement is made after the actual closing time for the regular trading session of on the relevant Exchange, without regard to any after hours or any other trading outside of such regular trading session hours, the Announcement Cessation Date shall be deemed to be the next following Scheduled Trading Day; provided that, for the avoidance of doubt, the occurrence of an Announcement Cessation Date with respect to any transaction shall not preclude the occurrence of a later Announcement Date with respect to such transaction.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Restrictions on Adjustments:	Notwithstanding anything to the contrary in the Equity Definitions or this Confirmation, no adjustment will be made to the Strike Price or the Option Entitlement in connection with any event listed in Section 4.05(i)(1)-(7) of the Supplemental Indenture pursuant to the Equity Definitions (as amended by this Confirmation) or otherwise; provided that, notwithstanding the foregoing, if an event listed in Section 4.05(i)(5) of the Supplemental Indenture constitutes a “Merger Event” (as defined in the Supplemental Indenture), the Consequence of Merger Events hereunder shall apply.

Additional Disruption Events:

Change in Law:	Applicable; provided that (i) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (ii) Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by replacing the word “Shares” with the phrase “Hedge Positions”.

Failure to Deliver:	Not Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent.	Dealer. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent shall promptly provide to Counterparty, by e-mail to the e-mail address provided by Counterparty in such written request, a report (in a commonly used file format for the storage and manipulation of financial data, but without disclosing Dealer’s proprietary models) displaying in reasonable detail the basis for such determination or calculation, as the case may be.

5.	Account Details.

(a)	Account for payments to Counterparty:

Bank:	JPMorgan
ABA#:	021000021
Acct No.:	777142678
Acct Name:	Chart Industries

Account for delivery of Shares to Counterparty:

To be provided.

(b)	Account for payments to Dealer:

Bank:	JPMorgan Chase Bank, N.A.
ABA#:	021000021
Acct No.:	099997979
Beneficiary:	JPMorgan Chase Bank, N.A. New York
Ref:	Derivatives

Account for delivery of Shares from Dealer:

DTC 0060

6.	Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: London

JPMorgan Chase Bank, National Association

London Branch

P.O. Box 161

60 Victoria Embankment

London EC4Y 0JP

England

7.	Notices.

(a)	Address for notices or communications to Counterparty:

Chart Industries, Inc.
One Infinity Corporate Centre Drive
Garfield Hts., OH 44125
Attention:	Michael F. Biehl, Executive Vice President, Chief Financial Officer and Treasurer
Telephone No.:	(440) 544-1244
Facsimile No.:	(888) 867-1053

With a copy to:

Attention:	Matt Klaben, General Counsel
Telephone No.:	(440) 544-1249
Facsimile No.:	(440) 753-1491

(b)	Address for notices or communications to Dealer:

JPMorgan Chase Bank, National Association
EDG Marketing Support
Email:	EDG_OTC_HEDGING_MS@jpmorgan.com
Facsimile No:	1-866-886-4506

With a copy to:

Attention:	Karin Ross
Title:	Vice President
Telephone No:	(212) 622-5689
Facsimile No:	(917) 464-3165

8.	Representations and Warranties of Counterparty.

Each of the representations and warranties of Counterparty set forth in Section 3 of the Underwriting Agreement (the “Underwriting Agreement”), dated as of July 28, 2011, between Counterparty and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the Underwriters party thereto (the “Underwriters”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)	Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument filed as an exhibit to Counterparty’s Form 10-K for the year ended December 31, 2010 (as updated by any subsequent filings) to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(d)	Counterparty is not and will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(12)(C) of the Commodity Exchange Act).

(f)	Counterparty is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.

9.	Other Provisions.

(a)	Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation (except as to whether or not this Confirmation constitutes Counterparty’s valid and binding obligation or is enforceable against Counterparty in accordance with its terms). Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares or consummates or otherwise executes or engages in any transaction or event (a “Conversion Rate Adjustment Event”) that would lead to an increase in the Conversion Rate (as such term is defined in the Indenture), other than a stock split or equivalent transaction, promptly give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) on such day if following such repurchase or Conversion Rate Adjustment Event, as the case may be, the number of outstanding Shares as determined on such day is (i) less than 27,918,522 (in the case of the first such notice) or (ii) thereafter more than 1,369,003 less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, in each case, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any such proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any such proceeding that is pending or threatened in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than (i) a distribution meeting the requirements of the exception set forth in Rules 101(b) and 102(b) of Regulation M and (ii) the distribution of the Convertible Notes. Counterparty shall not, until the second Scheduled Trading Day immediately following the third Exchange Business Day immediately prior to the Premium Payment Date, engage in any such distribution.

(d)	No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

(i)	Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)	With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(o) or 9(t) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended (the “Code”));

(C)	Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are reasonably requested and reasonably satisfactory to Dealer;

(D)	Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)	Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)

Dealer may transfer or assign all or any part of its rights or obligations under the Transaction, (A) without Counterparty’s consent, to any affiliate of Dealer if either (1) such affiliate has a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the credit rating of Dealer at the time of such transfer or assignment, or (2) such affiliate’s obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions and in form and substance reasonably acceptable to Counterparty, by Dealer or JPMorgan Chase & Co., or (B) if the conditions of the immediately preceding clause (A) are not met, with Counterparty’s prior written consent (such consent not to be unreasonably withheld), to any affiliate of Dealer or any other third party, in each case, with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the credit rating of Dealer at the time of such transfer or assignment. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options in accordance with the preceding sentence on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”) such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and

(3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(m) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding (including, solely for such purpose, Shares that would be deemed outstanding pursuant to the last sentence of Rule 13d-3(d)(1)(i) as if such sentence were applicable to the calculation of clause (B) of the definition of Section 16 Percentage). The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that gives rise to reporting or registration obligations (except for any filings of Form 13F, Schedule 13D or Schedule 13G under the Exchange Act) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(f)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on the Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)	if the Net Share Settlement, Combination Settlement or Cash Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement, Combination Settlement or Cash Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the number of Shares deliverable pursuant to such terms will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(g)	[Reserved]

(h)	Role of Agent. Each party agrees and acknowledges that (i) J.P. Morgan Securities LLC, an affiliate of JPMorgan (“JPMS”), has acted solely as agent and not as principal with respect to the Transaction and (ii) JPMS has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of the Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under the Transaction.

(i)	[Reserved]

(j)	Additional Termination Events.

(i)	If an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section 6.02 of the Supplemental Indenture, and such event of default results in the Convertible Notes becoming or being declared due and payable pursuant to the Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer may designate an Exchange Business Day as an Early Termination Date pursuant to Section 6(b) of the Agreement (which Exchange Business Day shall be on or as promptly as reasonably practicable after the occurrence of such acceleration).

(ii)

The receipt by Dealer from Counterparty, within the applicable time period set forth under “Notice of Exercise” above, of any Notice of Exercise in respect of the exercise of any Options that, according to such Notice of Exercise, relate to Convertible Notes (the “Relevant Convertible Notes”) that are either (i) Make-Whole Convertible Notes or (ii) not Make-Whole Convertible Notes but in respect of which the Conversion Date occurs prior to the Free Convertibility Date, shall, in each case, constitute an Additional Termination Event as provided in this Section 9(j)(iv). Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day following such Additional Termination Event as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Relevant Conversion Options”) equal to the lesser of (A) the aggregate principal amount of Relevant Convertible Notes specified in such Notice of Exercise, divided by USD 1,000 and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Relevant Conversion Options. Any payment hereunder with respect to such termination (the “Conversion Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Relevant Conversion Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(m) shall not apply to any amount that is payable pursuant to this Section 9(j)(iv) and, in determining the amount payable pursuant to Section 6 of the

Agreement, the Calculation Agent shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to Section 4.07 of the Supplemental Indenture); provided that the Conversion Unwind Payment (determined, for the avoidance of doubt, without regard to the immediately following sentence) shall not be greater than (x) the Applicable Percentage multiplied by (y) the number of Relevant Conversion Options multiplied by (z) the excess of (I) (1) the Conversion Rate (as defined in the Indenture, and, in the case of any Relevant Conversion Options relating to Make-Whole Convertible Notes, after taking into account any applicable adjustments to the Conversion Rate pursuant to Section 4.07 of the Supplemental Indenture), multiplied by (2) a price per Share determined by the Calculation Agent in good faith and in a commercially reasonable manner, over (II) the principal amount of one Convertible Note, as determined by the Calculation Agent in good faith and in a commercially reasonable manner. If Counterparty has (or is deemed to have) specified a Cash Percentage that is less than 100% in the Notice of Exercise relating to any Relevant Conversion Options, then in lieu of paying the Conversion Unwind Payment as set forth above, Dealer shall (A) pay to Counterparty an amount of cash equal to (1) such Cash Percentage, multiplied by (2) such Conversion Unwind Payment (determined, for the avoidance of doubt, after taking into account the proviso to the immediately preceding sentence), and (B) deliver to Counterparty a number of Shares equal to (1) 100% minus such Cash Percentage, multiplied by (2) such Conversion Unwind Payment (determined, for the avoidance of doubt, after taking into account the proviso to the immediately preceding sentence), divided by (3) a price per Share determined by the Calculation Agent in good faith and in a commercially reasonable manner, in each case, on the date such Conversion Unwind Payment would otherwise be due pursuant to the terms of the Agreement and this Confirmation (or within a commercially reasonable period of time thereafter, as determined by Dealer taking into account existing liquidity conditions and Dealer’s hedging and hedge unwind activity or settlement activity in connection with such payment and delivery).

(k)	Amendments to Equity Definitions.

(i)	Section 11.2(c) of the Equity Definitions is hereby amended by (x) replacing the words “a diluting or concentrative” with “an” and (y) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, other than in the case of a Share split, reverse Share split or equivalent transaction, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(ii)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(iii)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(l)	Setoff. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(m)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of the Transaction, an amount is payable by Dealer to Counterparty (i) pursuant to Section 12.6, 12.7 or 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Obligation”), Counterparty may request Dealer to satisfy the Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not have the right to make such an election in the event of (I) a Nationalization, Insolvency, Merger Event or Tender Offer, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, (II) a Merger Event or a Tender Offer, in either case, that is within Counterparty’s control, or (III) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement in each case that resulted from an event or events outside Counterparty’s control) and shall give irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, the Tender Offer Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or date of cancellation, as applicable; provided that if Counterparty does not validly request Dealer to satisfy the Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to the contrary.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.6, 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to the Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(n)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of outside counsel, any Shares acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction, other than any such Shares that were, at the time of acquisition by Dealer, “restricted securities” (as defined in Rule 144(a)(3) under the Securities Act) (any such Shares, “Hedge Shares”), cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement substantially similar to underwriting agreements customary for registered secondary offerings of a substantially similar size, in form and substance reasonably satisfactory to Dealer; provided, however, that if Dealer, in its reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of a substantially similar size, in form and substance reasonably satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the Relevant Price on such Exchange Business Days, and in the amounts, reasonably requested by Dealer.

(p)

Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the

Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(q)	Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, based on the advice of counsel, that such action is reasonably necessary or advisable to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date) or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided that no such Valid Day or other date of valuation, payment or delivery may be postponed or added more than 30 Valid Days after the original Valid Day or other date of valuation, payment or delivery, as the case may be.

(r)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(s)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(t)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)	promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such Merger Event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated; and

(ii)	promptly following any adjustment to the Convertible Notes in connection with any Potential Adjustment Event (other than a stock split or equivalent transaction) or Merger Event, Counterparty shall give Dealer written notice of the details of such adjustment.

(u)

Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this

Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(v)	Early Unwind. In the event the sale of the “Underwritten Securities” (as defined in the Underwriting Agreement) is not consummated with the Underwriters for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(w)	Payment by Counterparty. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to EDG Confirmation Group, J.P. Morgan Securities LLC, 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax to (212) 622 8519.

Very truly yours,

J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association

By:	/s/ Karin Ross
Authorized Signatory
Name: Karin Ross

Accepted and confirmed

as of the Trade Date:

Chart Industries, Inc.

By:	/s/ Michael F. Biehl
Authorized Signatory
Name: Michael F. Biehl
Title: Executive Vice President, Chief Executive Officer and Treasurer